WEINTRAUB DILLON PC


      12520 High Bluff Drive, Suite 260  San Diego, California  92130-2062
               Telephone (858) 259-2529  Facsimile (858) 259-2868
                            www.weintraub-dillon.com


                                   May 6, 2004


Board  of  Directors
SpaceDev,  Inc.
13855  Stowe  Drive
Poway,  CA  92064

     Re:      Registration  Statement  on  Form  SB-2

Gentlemen:

     We refer to the registration statement for SpaceDev, Inc., a Colorado corporation (the "Company"), on Form SB-2 (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration for resale of up to 3,214,182 shares of common stock, $0.0001 pare value, of the Company (the "Shares") under the Act.

     In rendering the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of (1) the amended Registration Statement, which is to be filed with the Commission on the date hereof, together with all exhibits thereto, (2) the Company's Articles of Incorporation and Bylaws, as amended, (3) the minutes and resolutions of the Board of Directors and shareholders of the Company, all as provided to us by the Company, and (4) such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     We have also examined such statutes, corporate records and documents as we have considered necessary to enable us to express the opinions set forth in this opinion letter. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity and enforceability of all documents submitted to us as certified, conformed or photostatic copies or facsimiles. As to various questions of fact material to this opinion letter, and as to the content and form of the Articles of Incorporation, Bylaws, minutes, records, resolutions, and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate, upon representations and certificates of officers or directors of the Company and upon documents, records, and instruments furnished to this firm by the Company, without independent check or verification of their accuracy.

     Members of our firm working with respect to the Company are admitted to the practice of law in the State of California and to practice federal law of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.

     Based  upon  and  subject  to  the  foregoing,  we are of the opinion that:

     (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Colorado;

     (b)     The  Shares  have  been  duly  authorized;  and

     (c) Upon issuance, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm's name under the caption "Experts." In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.


                              Sincerely,
                              WEINTRAUB  DILLON  PC

                              /s/  Weintraub  Dillon  PC

                              Weintraub  Dillon  PC